Exhibit 10.1

December 8, 2010

Ms. Christine Pierson

305 NW Rockhill Circle

Lee’s Summit, MO 64081

Dear Christine,

As a follow-up to our conversations, we are pleased to offer you the position of Executive Vice President, effective February 7, 2011, reporting to Peter deSilva, President & Chief Operating Officer, UMBFC. We are delighted that you will be joining us.

This letter is to confirm the following details of our offer:

•	A base salary of $240,000 annually.
•	A sign on bonus of $10,000 (grossed up) paid out on the first regular pay period.
•	Eligibility to participate in the Short Term Incentive Program (STIP) subject to all terms of the 2011 plan at a target of 35% of base salary.
•

Eligibility to participate in the 2011 Long Term Incentive Program (LTIP) contingent upon approval by the Board Compensation Committee, subject to all terms of the plan at 50% of base pay. The vesting schedule for the stock is 50% vesting on the third anniversary of the grant, 25% vesting on the fourth anniversary of the grant, and 25% vesting on the fifth anniversary of the grant.

•	You must be actively employed on the date of disbursement to be eligible to receive incentive compensation payments.
•	Paid-Time-Off (PTO): Upon hire, you will begin accruing PTO at the rate of 20 days annually. Your accrual for 2011 will be prorated, based upon your hire date.
•	Eligibility for company sponsored benefit plans on the following effective dates:

Date of hire;

Group Life Insurance

Employee Assistance Plan (EAP)

First of the month following one month of employment;

Medical, Dental, Vision, Tax Savings Plan and 401(k) Plan

First of the month following three months of employment;

Supplemental Life and AD&D Insurance, Universal Life, Cancer, & LT Care

First of the month following six months of employment;

Short Term and Long Term Disability Plans

First January or July following 12 months of employment;

Profit Sharing

Employee Stock Ownership Plan (ESOP)

•	Eligibility for many bank products and services free or on a reduced fee basis
•	In addition to these company sponsored benefits, a variety of additional insurance products are available after three months of employment, though UMB Scout Insurance, Inc.

Christine Pierson offer letter; Page 1 of 3

Exhibit 10.1

You, like all other UMB officers, will be subject to the various policies and terms and conditions applicable to UMB officers, or to all UMB employees generally, including UMB’s Code of Ethics and Code of Conduct. Among other things, the Code of Conduct restricts the use of customer data and confidential and proprietary information, the solicitation of UMB customers and prospects after employment with UMB ends, and conflicts of interest. At the commencement of your employment, you will be given a copy of the Code of Ethics and Code of Conduct, and required to acknowledge your agreement to comply with its requirements and provisions.

In accepting employment with UMB, you have agreed that during your employment, you will not improperly use or disclose any confidential information or trade secrets or violate any non-competition or other agreement with, any former employer or any other persons to whom you have an obligation of confidentiality or noncompetition. You will not bring onto the premises of UMB any unpublished documents or any property belonging to any former employer or any person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person. You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by UMB. You represent that you are not subject to any contractual provision restricting your ability to accept or perform your duties as an employee of UMB.

This offer is contingent upon successful completion of a pre-employment drug screen, consumer report conducted by Validity Screening Solutions, and a post-employment FBI background check. As an employer, we are required to request information from all new associates to comply with the Immigration Reform and Control Act of 1986. Therefore, on your first day you will need to provide documentation to verify your identity and work authorization.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries, for any duration. You will at all times be an “at will” employee whose employment is not for any definite period of time and can be terminated by UMB or by you at any time and for any reason. No statement, representation, promise or remark, whether in writing or oral, shall be deemed to modify the “at will” relationship unless such modification is reduced to writing and signed by UMB’s Chief Executive Officer.

Danielle Watkins, OE Specialist, (816) 860-7047, will be contacting you regarding orientation and other pertinent details regarding your start with UMB. Upon review of this document, please scan/email or fax the signed agreement to my attention at 816-860-3972 and we will put the next steps into action.

Welcome to UMB!

Sincerely,

Pat Cassady

Senior Vice President, Talent Acquisition

Christine Pierson offer letter; page 2 of 3

Exhibit 10.1

Sign on Bonus Repayment Agreement:

A prorated re-payment of the sign on bonus will be required should an employee voluntarily leave UMB within 12 months of last guaranteed payment. Prorating is based upon 1/12th of the amount paid times the number of months remaining to complete 12 months.

I have read and accept the terms and conditions of this job offer.

                                      Date

Christine Pierson offer letter; Page 3 of 3